UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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DRIEHAUS MUTUAL FUNDS

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May 28, 2021

Dear Fellow Shareholder,

Since we sent a proxy communication to all shareholders in mid-May 2021, we have begun receiving votes in connection with the Driehaus Special Meeting of Shareholders scheduled to be held on July 1, 2021. I am pleased to report that we have received overwhelming support in connection with both shareholder proposals: Proposal 1 to approve a new investment advisory agreement and Proposal 2 to elect six nominees to the Board of Trustees. Your fellow shareholders who have cast their votes have collectively voted greater than 97% of shares FOR both proposals.

IT IS IMPORTANT TO VOTE YOUR SHARES

There is approximately one month until the Shareholders Meeting. As of the date of this letter, we have not received your vote. Please join your fellow shareholders who have voted by taking a few moments to sign, date and mail your proxy card in the enclosed prepaid envelope or vote by internet or telephone by following the instructions below.

By automated touchtone using the toll-free number listed on your proxy card. You must have your control number found on your proxy card.
By internet through the website listed on your proxy card. You will be required to provide your control number found on your proxy card.
Vote by Mail by completing, signing and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.

Our proxy solicitor, Di Costa Partners (“DCP”), may call you to answer any questions you may have regarding the Proposals and to assist you in voting. You may call DCP at (833) 288-9335 if you have questions regarding the proxy.

Please continue to stay safe and thank you in advance for voting.

Thank you,

STEPHEN T. WEBER

PRESIDENT